Exhibit 99.1

Contact:

Phillip K. Willett

President & Chief Executive Officer

PSB FINANCIAL, INC. ANNOUNCES CLOSING OF CONVERSION

AND STOCK OFFERING

Deer Lodge, MT: May 21, 2026 – PSB Financial Inc, (the “Company”), the holding company for Pioneer State Bank, successor to Pioneer Federal Savings and Loan Association (collectively “Pioneer”), announced today the closing of the Company’s previously announced subscription offering (the “Subscription Offering”) conducted in connection with the conversion of Pioneer to a stock bank and wholly-owned subsidiary of the Company (the “Conversion”), pursuant to its previously announced plan of conversion (the “Plan of Conversion”). The Company’s common stock (the “Common Stock”) is expected to be quoted on the OTCQB Market operated by OTC Markets Group under the symbol “PNSB” commencing on May 22, 2026.

The Company sold 1,719,250 shares of Common Stock (the adjusted maximum of the offering range), which includes 137,540 shares sold to the Pioneer Employee Stock Ownership Plan (the “ESOP”), at a price of $10.00 per share for gross offering proceeds of $17,192,500 (before deducting offering expenses).

As previously announced, the Subscription Offering, which expired on April 21, 2026, was oversubscribed in the first category of the Subscription Offering by eligible account holders as of the close of business on June 30, 2024. All valid subscription orders submitted by first category eligible depositors of Pioneer and by the ESOP were filled according to the priorities and allocation procedures disclosed in the Company’s prospectus, dated March 16, 2026 (the “Prospectus”), as set forth in the Plan of Conversion. All other subscribers who submitted valid subscription orders will have their subscription funds refunded in full, with interest, as disclosed in the Prospectus.

Eligible subscribers may confirm their subscription and allocations online at https://allocations.kbw.com. Purchasers may also confirm their stock orders by contacting the Stock Information Center, which is open Monday through Friday 9:00 am to 3:00 pm Mountain time, except bank holidays, at 1-877-821-5775.

Continental Stock Transfer & Trust Company, the Company’s transfer agent, expects to mail Direct Registration System (“DRS”) Book-Entry statements for the shares of common stock purchased in the Subscription Offering, as well as refund and interest checks, on or about May 21, 2026. Their contact information is:

Continental Stock Transfer & Trust Company

1 State Street

30th Floor

New York, NY. 10004

1-800-509-5586

Email: cstmail@continentalstock.com

Keefe Bruyette & Woods, Inc., a Stifel Company, acted as selling agent in the Subscription Offering and served as financial advisor to the Company and the Bank in connection with the Conversion. Godfrey & Kahn, S.C. is serving as legal counsel to the Company and Pioneer. Nutter McClennen & Fish LLP is serving as counsel to Keefe Bruyette & Woods, Inc., a Stifel Company.

About Pioneer State Bank

Pioneer State Bank is a newly chartered Montana commercial stock bank that conducts business its main office in Deer Lodge, Montana and a branch office in Dillon, Montana. At March 31, 2026, Pioneer had assets of $122.3 million and deposits of $94.7 million.